SUPPLEMENT

                        (To Definitive Proxy Statement Of
                          ARC Wireless Solutions, Inc.
                              Dated June 27, 2002)

                          ARC WIRELESS SOLUTIONS, INC.

     This supplement is being sent to stockholders of record of ARC Wireless Solutions, Inc. as of June 19, 2002. This supplement corrects the information described below that is contained in the "Stock Ownership Of Directors And Principal Shareholders" section of our definitive proxy statement, dated June 27, 2002, in connection with our August 8, 2002 stockholders meeting. Except as set forth in this supplement, there are no changes to the proxy statement.

     Based on information available to the Company, the number of shares owned as of June 19, 2002 by the following three beneficial owners of more than five percent of our common stock, none of whom is an officer or director of the Company, is corrected as follows:

Name and Address                  Number of Shares
of Beneficial Owner               Beneficially Owned (1)       Percent of Class
-------------------               ----------------------       ----------------

Barry Nathanson                         11,798,559                   7.7%
6 Shore Cliff Place
Great Neck, NY  11023

Hudson River Investments, Inc.          12,718,225                   8.3%
c/o Nemazee Capital Corp.
720 Fifth Avenue
New York, NY 10019

Evansville Limited                      10,117,860                   6.6%
c/o Quadrant Management Inc.
720 Fifth Avenue, 9th Floor
New York, NY  10019

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(1)  "Beneficial ownership" is defined in the regulations promulgated by the
     U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (1) voting power, which includes the power to vote or to direct the voting, or (2) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

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     In addition, as of June 19, 2002, there were 153,312,274 shares of our common stock outstanding, which is 794 shares less than previously reported.

                  The date of this supplement is July 2, 2002.

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